Exhibit 99.1

Wynn Resorts Appoints Matt Maddox and
Richard J. Byrne to Board of Directors

LAS VEGAS (August 7, 2018) -- Wynn Resorts (NASDAQ: WYNN) today announced that it has expanded its Board of Directors to 11 members with the appointment of CEO Matt Maddox and independent director Richard J. Byrne. These two additions to the Board, combined with the recent appointment of Phil Satre as Vice Chairman, who will succeed D. Boone Wayson as Chairman of the Board at the end of 2018, reflect a comprehensive overhaul of the Wynn Resorts Board.

Over the past six months, the Company has appointed six new directors to its Board and announced the departure of five legacy directors. One-third of the Wynn Resorts Board is comprised of women - which is in the top 10% among S&P 500 companies in terms of female board representation.

“Matt has ushered in a new era at Wynn, providing outstanding leadership since stepping into the CEO role, and we are pleased to officially welcome him as a director on the Board,” said Wayson. “We are also pleased to add another high-caliber independent director with Rich. His deep financial expertise and knowledge of the lodging, leisure and gaming industries, including extensive familiarity with Wynn, will further enhance the Board’s expertise.”

Matt Maddox said, “We have made it our top priority to implement meaningful change at Wynn Resorts and have made demonstrable progress over the past six months. I am excited to be part of this refreshed board that is committed to growing the premier brand in luxury resort development.”

“I am very familiar with the Wynn Resorts’ business, having followed the Company closely throughout my career in the financial sector, and I admire the Company’s position as the premier luxury destination resort developer and operator,” said Byrne. “I am confident in the Company’s bright future and look forward to working with the Board as the Company enters a new chapter of growth and success.”

About Matt Maddox
Matt Maddox is CEO of Wynn Resorts, overseeing day-to-day operations and global growth for the most recognized luxury resort brand in the world. Mr. Maddox was one of the Company’s first employees in 2002, the year it was founded, serving as Treasurer and Vice President of Investor Relations and responsible for helping to secure the financing to build Wynn Las Vegas. Recognizing the incredible potential for a resort in Macau, Mr. Maddox was among the first of the Wynn executive team to relocate to China in 2003, becoming the Chief Financial Officer of Wynn Resorts Macau.

During his three years in Asia, he was a key leader on the pre-opening team that built the organization from ground breaking through the resort opening. In 2005, Mr. Maddox was named Senior Vice President of Business Development for Wynn Las Vegas, and in 2008 was named Chief Financial Officer for Wynn Resorts.

In November 2013, Mr. Maddox was named President of Wynn Resorts, where he once again turned his focus to China, this time in Cotai. Mr. Maddox helped lead the development and opening of the $4.2 billion Wynn Palace -- the only Five-Star resort in the world with more than 1,000 rooms.

In February 2018, Mr. Maddox assumed the role of CEO of Wynn Resorts, a position that allows him to continue the company’s tradition of transforming destinations worldwide.

About Richard J. Byrne
Throughout his career, Richard Byrne has worked extensively with numerous gaming companies, including Wynn Resorts, in arranging debt and equity financing and providing strategic advice.

Mr. Byrne is currently the President of Benefit Street Partners. He also serves as Chairman and Chief Executive Officer of Business Development Corporation of America and Chairman and Chief Executive Officer of Benefit Street Partners Realty Trust, Inc. Prior to joining Benefit Street Partners in April 2013, Mr. Byrne was Chief Executive Officer of Deutsche Bank Securities, Inc. He was also the Global Co-Head of Capital Markets at Deutsche Bank as well as a member of the Global Banking Executive Committee and the Global Markets Executive Committee.

Before joining Deutsche Bank, Mr. Byrne was Global Co-Head of the Leveraged Finance Group and Global Head of Credit Research at Merrill Lynch & Co. He was also a perennially top-ranked credit analyst, principally in the gaming, lodging and leisure sector. Mr. Byrne earned an M.B.A. degree from the Kellogg School of Management at Northwestern University and a B.A. degree from Binghamton University. Mr. Byrne is a member of the Board of Directors of MFA Financial, Inc. and New York Road Runners. He is also the Founder and Chief Executive Officer of Kasai Elite Grappling Championships.

About Wynn Resorts
Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (wynnlasvegas.com), Wynn Macau (wynnmacau.com) and Wynn Palace, Cotai (wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, approximately 192,000 square feet of casino space, 22 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 290,000 square feet of meeting and convention space, approximately 110,000 square feet of retail space as well as two showrooms; three nightclubs, a beach club and recreation and leisure facilities. A luxury retail Strip-front expansion, Wynn Plaza, is currently under construction and is scheduled to debut the second half of 2018.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 273,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a luxury integrated resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 420,000 square feet of casino space, 11 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 106,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Wynn Resorts is currently constructing Encore Boston Harbor located in Everett, Massachusetts.

Media Contact:
Michael Weaver
Wynn Resorts
702.770.7501
michael.weaver@wynnlasvegas.com

Deanna Pettit-Irestone
Wynn Las Vegas
702.770.2121
Deanna.Pettit-Irestone@wynnlasvegas.com